Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

ACETO CORPORATION

(UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

The undersigned, being the president and the secretary of Aceto Corporation, do hereby certify and set forth:

1.                  The name of the corporation is ACETO CORPORATION. The corporation was originally formed under the name ACETO CHEMICAL CO. INC.

2.                  The Certificate of Incorporation was originally filed with the Department of State of the State of New York on June 13, 1947, and was superseded by a Restated Certificate of Incorporation filed with the Department of State of the State of New York on November 9, 2015.

3.                  The Amendment to the Certificate of Incorporation affected by this Certificate of Amendment is to increase the number of authorized common shares, $.01 par value, from 40,000,000 to 75,000,000. The Amendment to the Certificate of Incorporation affected by this Certificate of Amendment does not affect any change in the 2,000,000 shares of Preferred Stock, par value $2.50 per share, authorized pursuant to Article THIRD of the Certificate of Incorporation.

4.                  To accomplish the foregoing, paragraph THIRD(A) of the Certificate of Incorporation, which refers to shares, is hereby amended as follows:

“THIRD(A) The aggregate number of shares which the Corporation shall have authority to issue is 77,000,000 shares, of which 75,000,000 shares shall be Common Stock, par value $.01 per share, and 2,000,000 shares shall be Preferred Stock, par value $2.50 per share, issuable in series.”

5.                  The Amendment to the Certificate of Incorporation effected by this Certificate of Amendment was authorized by the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

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IN WITNESS WHEREOF, this Certificate has been subscribed this 15th day of December 2015, by the undersigned who affirm the statements made herein are true under the penalties of perjury.

/s/ Salvatore Guccione Salvatore Guccione President and Chief Executive Officer
/s/ Steven Rogers Steven Rogers General Counsel and Secretary

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